                                                                     EXHIBIT 4.2

                             SOUTHWEST AIRLINES CO.

                         2002 BONUS SWAPA NON-QUALIFIED
                                STOCK OPTION PLAN


         SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), hereby formulates and adopts the following 2002 Bonus SWAPA Non-Qualified Stock Option Plan.

         1. PURPOSE. This Plan is adopted pursuant to proposed Letter of Agreement No. 26, to the Collective Bargaining Agreement (the "Agreement") between the Company and the Southwest Airlines Pilots Association ("SWAPA") ratified on January 12, 1995.

         2. ADMINISTRATION. This Plan shall be administered by an Administrative Committee (the "Committee") consisting of not more than five (5) persons designated from time to time by the Chief Executive Officer of the Company, including as one of its members the President of SWAPA or his or her designee. Members of the Committee (except the President of SWAPA or his designee) may be removed or replaced at any time by the Chief Executive Officer of the Company. The Administrative Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings, the transaction of its business and the administration of this Plan. A majority of the whole Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee; any decision or determination reduced to writing and signed by a majority of the members of the Administrative Committee shall be fully as effective as if made by a majority vote at a meeting duly called and held.

         3. GRANT OF OPTIONS; PERSONS ELIGIBLE. The Stock Option Committee of the Board of Directors of the Company, or such other committee as may be appointed by the Board, shall have the authority and responsibility, within the limitations of this Plan, to grant options from time to time to persons employed as Pilots (including Pilots in management positions retaining seniority numbers ("Management Pilots") by the Company pursuant to the Agreement and as set forth in the schedule attached as Exhibit A and made a part hereof. Options shall be granted at an exercise price equal to the fair market value of the Common Stock of the Company on the date of the grant of the option with initial grants on the date of ratification of Letter of Agreement No.


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 1

26. Only persons who are employed as Pilots of the Company, including Management Pilots on the date of the grant may be granted options under this Plan; under no circumstances shall officers of the Company be eligible to receive options hereunder.

         4. DEFINITIONS. An employee receiving any option under this Plan is hereinafter referred to as an "Optionee." Any reference herein to the employment of an Optionee with the Company shall include only employment with the Company. The fair market value of the Common Stock on any day shall be the mean between the highest and lowest quoted selling prices of the Common Stock on such day as reported by the primary national stock exchange on which such stock is listed. If no sale shall have been made on that day, or if the Common Stock is not listed on a national exchange at that time, fair market value will be determined by the Committee. If the date of grant is not a business day, the grant price will be calculated using the immediately preceding business day.

         5. STOCK SUBJECT TO OPTIONS. Subject to the provisions of paragraph 12, the number of shares of the Company's Common Stock subject at any one time to options, plus the number of such shares then outstanding pursuant to exercises of options, granted under this Plan, shall not exceed 7,200,000 shares. If, and to the extent the options granted under this Plan terminate or expire without having been exercised, new options may be granted with respect to the shares covered by such terminated or expired options; provided that the granting and terms of such new options shall in all respects comply with the provisions of this Plan.

         Shares sold or distributed upon the exercise of any option granted under this Plan may be shares of the Company's authorized and unissued Common Stock, shares of the Company's issued Common Stock held in the Company's treasury, or both.

         There shall be reserved at all times for sale or distribution under this Plan a number of shares of Common Stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be purchased or distributed upon the exercise of options granted under this Plan.

         Exercise of an Option in any manner shall result in a decrease in the number of shares of Common Stock which may thereafter be available, both for purposes of this Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

         6. EXPIRATION AND TERMINATION OF THE PLAN. This Plan will expire on December 31, 2006, except as to any options then outstanding under this Plan, which shall remain in effect until they have been exercised or expired.



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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 2

         No modification, extension, renewal or other change in any option granted under this Plan shall be made after the grant of such option unless the same is consistent with the provisions of this Plan.

         7.  EXERCISABILITY AND DURATION OF OPTIONS.

         (a) Exercisability. Options granted under this Plan shall become exercisable pursuant to the vesting schedule and requirements set forth in Exhibit A attached hereto.

         (b) Duration. The unexercised portion of any option granted under this Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (1) the expiration of twelve years from the date of grant;

                  (2) The expiration of three months from the date of termination of the Optionee's employment with the Company (unless such termination was as a result of the circumstances set forth in subparagraphs (3) or (4) below); provided that if the Optionee shall die during such 3-month period the provisions of subparagraph (3) below shall apply;

                  (3) The expiration of 12 months from the Optionee's death, if the Optionee's death occurs either during his employment with the Company, during the three-month period following the date of termination of such employment, or during the 24-month period following retirement as a result of FAA-imposed mandatory retirement age; or

                  (4) The expiration of 24 months following the retirement of the Optionee as a result of FAA-imposed mandatory retirement age; provided that if the Optionee shall die during such 24-month period, the provisions of subparagraph (3) above shall apply.

                  In the case of subparagraphs (2), (3) and (4) above, the Optionee shall have the right to exercise any Option prior to such expiration to the extent it was exercisable at the date of such termination of employment and shall not have been exercised.

         8.  EXERCISE OF OPTIONS.

         (a) Procedure. The option granted herein shall be exercised by the Optionee (or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee) as to all or part of the shares covered by the option by giving notice of the exercise thereof (the "Notice") to the Company. From time to time the Committee may establish procedures relating to


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 2
effecting such exercises. No fractional shares shall be issued as a result of exercising an Option.

         (b) Payment. In the Notice, the Optionee shall elect whether he or she is to pay for his or her shares in cash or in Common Stock of the Company, or both. If payment is to be made in cash, the Optionee shall deliver to the Company funds in the amount of the exercise price on or before the exercise date. If payment is to be made in Common Stock, (a) it shall be valued at its fair market value on the date of such notice, as determined pursuant to Paragraph 4 hereof; (b) such Common Stock must have been owned by the Optionee for at least six months prior to the exercise date; and (c) the Notice shall be accompanied by documentation as proof of ownership for the number of shares of Common Stock to be used as payment.

         (c) Irrevocable Election. The giving of such notice to the Company shall constitute an irrevocable election to purchase the number of shares specified in the notice on the date specified in the notice.

         (d) Withholding Taxes. To the extent that the exercise of any Option granted pursuant to this Plan or the disposition of shares of Common Stock acquired by exercise of an Option results in compensation income to the Optionee for federal or state income tax purposes, the Optionee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if the Optionee fails to do so, the Company is authorized to
(a) withhold delivery of certificates upon exercise and (b) withhold from remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting compensation income.

         (e) Delivery of Shares. The Company shall cause shares to be delivered to the Optionee (or the person exercising the Optionee's options in the event of death) as soon as practicable after the exercise date.

         9. NONTRANSFERABILITY OF OPTIONS. No option granted under this Plan or any right evidenced thereby shall be transferable by the Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, only the Optionee (or his or her guardian or legal representative) may exercise his or her options.

         In the event of the Optionee's death during his or her employment with the Company, during the three-month period following the date of termination of such employment, or during the 24-month period following FAA-mandated retirement, the Optionee's options shall thereafter be exercisable by his or her executor or administrator, or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee.

         10. RIGHTS OF OPTIONEE. Neither the Optionee nor his or her executors, administrators, or legal representatives shall have any of the rights of a shareholder of


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 4
the Company with respect to the shares subject to an option granted under this Plan until certificates for such shares shall have been issued upon the exercise of such option.

         11. RIGHT TO TERMINATE EMPLOYMENT. Nothing in this Plan or in any option granted under this Plan shall confer upon any Optionee the right to continue in the employment of the Company or affect the right of the Company or any of its subsidiaries to terminate the Optionee's employment at any time; subject, however, to the provisions of the Agreement.

         12.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

         (a) The existence of the Plan and the options granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         (b) The shares with respect to which options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased; likewise, the number of shares to be granted pursuant to the schedule set forth in Exhibit A shall be appropriately adjusted. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive.

         (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an option theretofore granted the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which such option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. If the Company shall not be the


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 5
surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options for Options then outstanding hereunder (i) the time at which such Options may be exercised shall be accelerated and such Options shall become exercisable in full on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date Options shall expire.

         (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options theretofore granted or to be granted or the purchase price per share.

         13. PURCHASE FOR INVESTMENT AND LEGALITY. The Optionee, by acceptance of any option granted under this Plan, shall represent and warrant to the Company that the purchase or receipt of shares of Common Stock upon the exercise thereof shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is, without such representation and warranty, exempt from registration under such Act. The Company shall file a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, covering the shares to be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of options to exercise them.

         The obligation of the Company to issue shares upon the exercise of an option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

         The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any option granted under this Plan.

         14. EFFECTIVE DATE OF PLAN. This Plan shall become effective upon its adoption by the Board of Directors of the Company; provided, however, if the Agreement is not ratified by SWAPA on or before August 20, 2002, this Plan shall be null and void.


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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 6

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2002 SWAPA NON-QUALIFIED STOCK OPTION PLAN                                Page 1

                                    EXHIBIT A

STOCK OPTION GRANTS

         On the Date of Ratification of Letter Agreement No. 26 to the Agreement, options will be granted to persons employed as Pilots by the Company (including Management Pilots) according to the following schedule.

                        OPTION AMOUNTS PER MONTH OF HIRE


                                      MONTH OF HIRE
----------------------------------------------------------------------------------------------------------------------------------
          YEAR OF HIRE               Sep          Oct         Nov         Dec         Jan          Feb         Mar         Apr
----------------------------------------------------------------------------------------------------------------------------------

        Before Sep 1983                --           --          --          --          --           --          --          --

      Sep 1983 - Aug 1984              40           40          40          40          39           39          39          39

      Sep 1984 - Aug 1985             118          118         117         117         116          115         115         114

      Sep 1985 - Aug 1986             272          271         270         268         267          266         265         263

      Sep 1986 - Aug 1987             499          497         495         493         491          489         487         485

      Sep 1987 - Aug 1988             798          795         792         789         786          783         780         777

      Sep 1988 - Aug 1989           1,166        1,162       1,158       1,154       1,151        1,147       1,143       1,139

      Sep 1989 - Aug 1990           1,604        1,593       1,581       1,570       1,558        1,547       1,536       1,524

      Sep 1990 - Aug 1991           2,032        2,013       1,994       1,974       1,955        1,936       1,917       1,897

      Sep 1991 - Aug 1992           2,447        2,420       2,393       2,365       2,338        2,311       2,284       2,256

      Sep 1992 - Aug 1993           2,847        2,811       2,776       2,740       2,705        2,669       2,634       2,598

      Sep 1993 - Aug 1994           3,188        3,143       3,097       3,051       3,005        2,960       2,914       2,868

      Sep 1994 - Aug 1995           2,640        2,585       2,529       2,474       2,419        3,090       3,035       2,980

      Sep 1995 - Aug 1996           3,349        3,286       3,223       3,160       3,097        3,034       2,971       2,908

      Sep 1996 - Aug 1997           3,157        3,088       3,019       2,950       2,880        2,811       2,742       2,672

      Sep 1997 - Aug 1998           2,810        2,736       2,662       2,588       2,514        2,440       2,365       2,291

      Sep 1998 - Aug 1999           2,325        2,249       2,173       2,098       2,022        1,947       1,871       1,796

      Sep 1999 - Aug 2000           1,741        1,692       1,643       1,594       1,545        1,496       1,447       1,398

      Sep 2000 - Aug 2001           1,395        1,351       1,308       1,264       1,220        1,176       1,132       1,089

      Sep 2001 - Aug 2002           1,031          992         954         915         876          837         798         759

      Sep 2002 - Aug 2003             646          612         578         544         510          476         442         408

      Sep 2003 - Aug 2004             238          218         198         178         159          139         119          99






                                      MONTH OF HIRE
------------------------------------------------------------------------------------
          YEAR OF HIRE                 May         Jun         Jul          Aug
------------------------------------------------------------------------------------

        Before Sep 1983                  --          --          --           --

      Sep 1983 - Aug 1984                39          38          38           38

      Sep 1984 - Aug 1985               113         113         112          111

      Sep 1985 - Aug 1986               262         261         260          258

      Sep 1986 - Aug 1987               483         481         479          477

      Sep 1987 - Aug 1988               774         771         768          765

      Sep 1988 - Aug 1989             1,135       1,131       1,127        1,123

      Sep 1989 - Aug 1990             1,513       1,501       1,490        1,478

      Sep 1990 - Aug 1991             1,878       1,859       1,840        1,821

      Sep 1991 - Aug 1992             2,229       2,202       2,175        2,147

      Sep 1992 - Aug 1993             2,563       2,528       2,492        2,457

      Sep 1993 - Aug 1994             2,823       2,777       2,731        2,686

      Sep 1994 - Aug 1995             2,924       2,869       2,814        2,759

      Sep 1995 - Aug 1996             2,845       2,782       2,718        2,655

      Sep 1996 - Aug 1997             2,603       2,534       2,464        2,395

      Sep 1997 - Aug 1998             2,217       2,143       2,069        1,995

      Sep 1998 - Aug 1999             1,720       1,645       1,569        1,494

      Sep 1999 - Aug 2000             1,349       1,300       1,251        1,202

      Sep 2000 - Aug 2001             1,045       1,001         957          913

      Sep 2001 - Aug 2002               721         682         643          604

      Sep 2002 - Aug 2003               374         340         306          272

      Sep 2003 - Aug 2004                79          59          40           20


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2002 SWAPA BONUS NON-QUALIFIED STOCK OPTION PLAN                         Page 1

Vesting Requirements

         Options will vest immediately for all Pilots on paid status; Pilots on unpaid status on the grant date will vest upon returning to paid status by September 1, 2004.

New Hire Grants and Vesting

         Pilots hired after Date of Ratification will receive options according to Exhibit A. Options will be granted on the Date of Hire and will vest upon successfully completing probation.




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2002 SWAPA BONUS NON-QUALIFIED STOCK OPTION PLAN                         Page 2